Exhibit 99.3

News Release

For further information:

Hooper Holmes
Henry E. Dubois
President and CEO
(913) 764-1045

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces $1.2 Million Investment by Kanon Ventures
OLATHE, Kan., Tuesday, March 29, 2016 -- Hooper Holmes, Inc. (NYSE MKT:HH) today announced a $1,200,000 private placement of its common stock to 200 NNH, LLC, an affiliate of Kanon Ventures, LLC. Pursuant to a securities purchase agreement executed on March 28, 2016, the Company issued and sold 10,000,000 shares of its common stock to 200 NNH at $0.12 per share, subject to an 18-month lock-up period.

Henry Dubois, President and CEO of Hooper Holmes commented, "This capital will support our growth and liquidity and help continue to drive our business forward. We also look forward to benefitting from Kanon's experience in the healthcare market, and their track record in building long-term value."

About Kanon Ventures

Kanon Ventures, LLC is a private equity firm with expertise in healthcare and real estate. For over 30 years, Kanon's principals and management team have been industry-leading investors and operators, having owned and operated hospitals, medical groups, and other medical facilities. Kanon Ventures has a unique perspective on and understanding of the healthcare delivery system. More information is available at kanonventures.com.

About Hooper Holmes

Hooper Holmes mobilizes a national network of health professionals to provide on-site health screenings, laboratory testing, risk assessment and sample collection services to wellness and disease management companies, employers and brokers, government organizations and academic institutions nationwide. Under the Accountable Health Solutions brand, the Company combines smart technology, healthcare and behavior change expertise to offer comprehensive health and wellness programs that improve health, increase efficiencies and reduce healthcare delivery costs.

Hooper Holmes Confidential

More information is available at hooperholmes.com and at accountablehealthsolutions.com.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to realize the expected benefits from this acquisition and our strategic alliance with Clinical Reference Laboratory; our ability to successfully implement our business strategy and integrate Accountable Health Solutions’ business with ours; our ability to retain and grow our customer base; our ability to recognize operational efficiencies and reduce costs; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility and the financing for this acquisition; and the rate of growth in the Health and Wellness market. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 31, 2015. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

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Hooper Holmes Confidential